Exhibit 99.1

Grayson

Bankshares, Inc.

Financial Report

December 31, 2008

113 West Main Street Post Office Box 186

Independence, Virginia 24348

(276) 773-2811

East Independence	(276) 773-2811
Elk Creek	(276) 655-4011
Galax	(276) 238-2411
Troutdale	(276) 677-3722
Sparta	(336) 372-2811
Carroll	(276) 238-8112
Hillsville	(276) 728-2810
Whitetop	(276) 388-3811

Message to Shareholders

Dear Fellow Shareholders,

It is our pleasure to present our 4th Quarter, 2008 Financial Report to you.

Our total assets are $368,250,242 up $6,763,843, or 1.87% for the year. Net loans have increased by $4,159,971, or 1.58%, while deposits decreased by $3,443,520, or 1.11% during the last twelve months. Federal funds sold decreased as balances were used to support growth in loans and investment securities.

Stockholders’ equity decreased by $1,274,178 in 2008 as dividends paid exceeded net earnings for the year. Total stockholders’ equity at December 31, 2008 was $29,016,695, which represents a book value of $16.88 per share. Dividends of 23 cents per share were declared and paid in December, for a total of 86 cents per share for 2008.

The Company recorded a net loss of $218,973 for the quarter ended December 31, 2008 compared to net income of $739,669 for the same quarter in 2007. The loss came as a result of an increase in the bank’s allowance for loan losses. Given the continued deterioration in general economic conditions management believed it was prudent to increase reserve levels until conditions improve. The reserve for loan losses was increased from 1.03% of total loans at December 31, 2007, to 1.24% at December 31, 2008.

We would like to remind everyone that the annual shareholders meeting will be held on May 12, 2009. Annual reports and proxy materials will be mailed in mid April.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,

Jacky K. Anderson

President and CEO

Consolidated Balance Sheets
	December 31, 2008	December 31, 2007

Assets
Cash and due from banks	$ 9,536,772	$ 10,746,139
Federal funds sold	11,149,718	24,637,131
Investment securities	51,182,412	42,573,226
Loans	271,249,033	266,486,861
Less allowance for loan losses	3,359,946	2,757,745
Net loans	267,889,087	263,729,116
Properties and equipment	11,115,033	8,485,058
Accrued interest receivable	3,124,540	2,996,261
Other assets	14,252,680	8,319,468
Total assets	$ 368,250,242	$ 361,486,399

Liabilities
Demand deposits	$ 41,883,404	$ 44,630,854
Interest-bearing demand deposits	20,058,740	20,422,189
Savings deposits	37,092,225	35,822,800
Large denomination time deposits	68,860,088	74,466,245
Other time deposits	137,835,717	133,831,606
Total deposits	305,730,174	309,173,694

FHLB Advances	20,000,000	10,000,000
Other Borrowings	10,000,000	10,000,000
Accrued interest payable	492,105	536,393
Other liabilities	3,011,268	1,485,439
Total liabilities	339,233,547	331,195,526

Commitments and contingencies

Stockholders’ equity
Preferred stock, $25 par value; 500,000 shares authorized; none outstanding	--	--
Common stock, $1.25 par value; 2,000,000 shares authorized; 1,718,968 shares issued and outstanding	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	28,302,082	29,026,036
Accumulated other comprehensive income (loss)	(1,955,722)	(1,405,498)
Total stockholders’ equity	29,016,695	30,290,873
Total liabilities and stockholders’ equity	$ 368,250,242	$ 361,486,399

Officers

Julian L. Givens	Chairman of the Board
Jacky K. Anderson	President & CEO
Dennis B. Gambill	Vice President
Brenda C. Smith	Secretary
Blake M. Edwards	Chief Financial Officer

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Interest Income
Loans and fees on loans	$ 4,521,877	$ 5,213,174	$ 19,312,389	$ 20,332,780
Interest on securities	594,115	483,426	2,307,415	1,779,661
Federal funds sold	22,910	240,074	329,750	771,860
Total interest income	5,138,902	5,936,674	21,949,554	22,884,301

Interest expense
Deposits	2,110,391	2,632,341	9,381,827	10,311,008
FHLB Advances	191,991	72,871	561,291	93,138
Other Borrowings	126,694	91,111	489,358	429,628
Total interest expense	2,429,076	2,796,323	10,432,476	10,833,774

Net interest income	2,709,826	3,140,351	11,517,078	12,050,527

Provision for loan losses	906,988	191,555	1,200,385	465,143
Net interest income
after provision for loan
losses	1,802,838	2,948,796	10,316,693	11,585,384

Other income
Service charges on deposit accounts	250,985	245,778	956,049	828,111
Other income (loss)	310,897	225,177	(484,139)	1,206,216
Total other income (loss)	561,882	470,955	471,910	2,034,327

Other expenses
Salaries and employee benefits	1,609,022	1,358,831	6,009,825	5,569,084
Occupancy expense	118,522	102,913	389,215	358,068
Equipment expense	194,734	222,981	858,919	839,195
Other expense	923,358	702,326	2,827,987	2,389,830
Total other expense	2,845,636	2,387,051	10,085,946	9,156,177
Net income before income taxes	(480,916)	1,032,700	702,657	4,463,534

Income taxes	(261,943)	293,031	(51,702)	1,296,031
Net income	$ (218,973)	$ 739,669	$ 754,359	$ 3,167,503
Net income per share	$ (.13)	$ .43	$ .44	$ 1.84
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968	1,718,968

Board of Directors

Julian L. Givens	Retired Physician
Carl J. Richardson	Retired
Jacky K. Anderson	Grayson BankShares, Inc. and The Grayson National Bank
Jean W. Lindsey	Walters’ Drug, Inc.
Dennis B. Gambill	Grayson BankShares, Inc. and The Grayson National Bank
Jack E. Guynn, Jr.	Guynn Enterprises, Inc.
Charles T. Sturgill	Grayson County Clerk of Court
J. David Vaughan	Vaughan Furniture
Thomas M. Jackson, Jr.	Attorney
Bryan L. Edwards	Sparta Town Manager

Member Federal Deposit Insurance Corporation